TransMontaigne Partners Announces First Quarter 2017 Results

•	Reported first quarter 2017 net earnings of $13.0 million compared to $8.7 million in the prior year first quarter
•	Reported first quarter 2017 Consolidated EBITDA of $27.3 million compared to $24.1 million in the prior year first quarter
•	Reported first quarter 2017 distributable cash flow of $23.5 million compared to $19.1 million in the prior year first quarter
•	Reported first quarter 2017 distribution coverage of 1.61x and leverage of 2.9x
•	Increased the distribution for the sixth consecutive quarter
•	Achieved record levels of revenue, EBITDA and distributable cash flow for the first quarter 2017

Denver, Colorado, May 9, 2017 –  TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced first quarter 2017 financial and operating results.

“Our business continued to perform extremely well during the first quarter of 2017: achieving another quarter of record revenue, EBITDA and distributable cash flow; and, distribution coverage of more than 1.6 times,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.  “We had 1.2 million barrels of new tank capacity in service at our Collins Phase I expansion.  Since the end of the first quarter we have completed and placed into service an additional 300,000 barrels of capacity and we expect the entire 2.0 million barrel expansion to be in service and producing revenue before the end of the second quarter. This project, along with the strength of our base business, supported an increase in our distribution of 1.5 cents for the first quarter: up from increases of 1 cent per quarter for each of the previous four quarters.  Our distribution of 72.5 cents for the first quarter represented growth of 2.1% over the previous quarter and 6.6% over the first quarter of last year.”

FINANCIAL RESULTS

Revenue for the first quarter of 2017 totaled $44.9 million, an increase of $4.3 million, or approximately 10.6%, compared to the $40.6 million reported for the first quarter of 2016. Consolidated EBITDA for the first quarter of 2017 of $27.3 million represented a $3.2 million, or approximately 13.3%  increase compared to the $24.1 million reported for the first quarter of 2016. The improvement compared to the prior year was primarily attributed to portions of our Collins Phase I terminal expansion coming on-line and re-contracting of storage capacity throughout the past year, including a portion at higher rates and greater utilization.

Terminaling services fees from firm commitments were approximately 71% of first quarter 2017 total revenue. Approximately 58% of our terminaling services revenues for the first quarter of 2017 were generated from agreements with remaining firm commitments of three years or more as of March 31, 2017.

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www.transmontaignepartners.com

An overview of our financial performance for the quarter ended March 31, 2017 compared to the quarter ended March 31, 2016, includes:

•

Operating income for the quarter ended March 31, 2017 was $15.4 million compared to $11.7 million for the quarter ended March 31, 2016.  Changes in the primary components of operating income are as follows:

o

Revenue increased approximately $4.3 million to $44.9 million due to increases in revenue at the Gulf Coast, River and Southeast terminals of approximately $2.7 million, $0.3 million and $3.3 million, respectively, partially offset by a  decrease in revenue at the Midwest and Brownsville terminals of approximately $0.1 million and $2.0 million, respectively.

o

Direct operating costs and expenses increased approximately $0.6 million to $16.5 million due to increases in the Gulf Coast, Brownsville and Southeast terminals of approximately $0.3 million, $0.2 million and $0.5 million, respectively, partially offset by a decrease at the River terminals of approximately $0.4 million. Direct operating costs and expenses for the Midwest terminals were consistent.

o	Equity-based compensation expense decreased approximately $0.3 million to $1.8 million.
o	Depreciation and amortization expenses increased approximately $0.8 million to $8.7 million.
o	Earnings from investments in unconsolidated affiliates increased approximately $0.7 million to $2.6 million.
•

Net earnings were $13.0 million for the quarter ended March 31, 2017 compared to $8.7 million for the quarter ended March 31, 2016. The increase was principally due to the changes in quarterly operating income discussed above and a decrease in interest expense of approximately $0.6 million.

•	Quarterly net earnings per limited partner unit was $0.62 per unit for the quarter ended March 31, 2017 compared to $0.41 per unit for the quarter ended March 31, 2016.
•	Consolidated EBITDA for the quarter ended March 31, 2017 was $27.3 million compared to $24.1 million for the quarter ended March 31, 2016.
•	Distributable cash flow for the quarter ended March 31, 2017 was $23.5 million compared to $19.1 million for the quarter ended March 31, 2016.
o	The distribution declared per limited partner unit was $0.725 per unit for the quarter ended March 31, 2017 compared to $0.68 per unit for the quarter ended March 31, 2016.
o	We paid aggregate distributions of $14.6 million for the quarter ended March 31, 2017, resulting in a quarterly distribution coverage ratio of 1.61x.

RECENT DEVELOPMENTS

Expansion of the Collins bulk storage terminal.    We previously entered into long-term terminaling services agreements with various parties for approximately 2.0 million barrels of new storage capacity at our Collins, Mississippi bulk storage terminal. The revenue associated with these agreements comes on-line upon completion of the construction of the new tank capacity. In December 2016, we placed into service 0.9 million barrels of the 2.0 million barrels of new tank capacity, and in February and May 2017 we placed into service an additional 0.3 million and 0.3 million barrels, respectively. Completion of the remaining 0.5 million barrels of new tank capacity will occur in various stages through the second quarter of 2017.  The anticipated aggregate cost of the 2.0 million barrels of new capacity is approximately $75

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million. Construction of the Collins expansion project commenced in the first quarter of 2016, and we have spent approximately $48 million as of March 31, 2017.

Our Collins/Purvis terminal complex is strategically located for the bulk storage market and is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems. Our facility has current active storage capacity of approximately 4.9 million barrels and is expected to increase to approximately 5.4 million barrels once the remaining 0.5 million barrels of tankage is completed. We are in the process of permitting an additional 5.0 million barrels of capacity for future construction at our Collins terminal and are in active discussions with several prospective customers regarding this potential future capacity.

Senior management changes.    On April 25, 2017, Gregory J. Pound notified us of his intention to retire from his position as President and Chief Operating Officer of TransMontaigne GP L.L.C. (the “General Partner”) and the subsidiaries of the Partnership.  Mr. Pound’s resignation is currently intended to be effective as of June 30, 2017, subject to adjustment as may be necessary to allow for the orderly transition of his duties.  The General Partner is responsible for managing the operations and activities of the Partnership since the Partnership does not have its own officers or employees. The board of the General Partner and its officers and employees wish to thank Mr. Pound for his significant contributions to the Partnership since its inception and wish him the best in his retirement.

On April 26, 2017, the board of directors of the General Partner promoted Jim Dugan to the position of Executive Vice President, Engineering and Operations of the General Partner and the other subsidiaries of the Partnership, each to be effective as of June 30, 2017.    Since January 2008, Mr. Dugan, age 59, has served as the Senior Vice President, Engineering and Operations for the General Partner and the subsidiaries of the Partnership.   Mr. Dugan joined TransMontaigne Inc. as Engineering Manager in 1998.  He has over 16 years of experience in senior leadership positions overseeing domestic and international petroleum marine terminals, pipelines and engineering divisions.  Mr. Dugan began his career as a Project Engineer for Gulf Interstate Energy in 1986 and in 1993 he joined Louis Dreyfus Energy as a Project Engineer.  He has served on the board of directors for the International Liquid Terminals Association (ILTA) since 2011, and he holds a tank inspector certification through the American Petroleum Institute.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2017 our outstanding borrowings on our revolving credit facility were $292.5 million.  For the trailing twelve months, our Consolidated EBITDA was $99.4 million, resulting in a debt to Consolidated EBITDA ratio of 2.94x.

For the first quarter 2017 we reported $9.5 million in total capital expenditures, $7.4 million of which was in our Southeast terminals segment associated with our Collins terminal expansion. As of March 31, 2017 the remaining expenditures for approved projects are estimated to be approximately $30 million. Approved expenditures primarily include the construction costs associated with the tank expansion at our Collins terminal, as further discussed above.  We expect to fund our investment and expansion expenditures with additional borrowings under our revolving credit facility.

On March 13, 2017 we amended and restated our revolving credit facility to extend the maturity date to

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March 2022, increase the maximum borrowing line of credit from $400 million to $600 million and allow for up to $175 million in additional future “permitted JV investments”.  The terms of the credit facility also permit us to issue senior unsecured notes.  Further, at our request, the maximum borrowing line of credit can be increased by an additional $250 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders.

“Our recent revolving credit facility amendment adds significant flexibility to our already strong balance sheet position,” said Robert Fuller, Chief Financial Officer of TransMontaigne Partners. “Our amended revolver adds meaningfully to our liquidity and extends the maturity profile of our debt, positioning us well and providing ample liquidity to pursue potential acquisitions and additional growth projects, such as a potential Collins Phase II expansion.”

QUARTERLY DISTRIBUTION

The Partnership previously announced that it declared a distribution of $0.725 per unit for the period from January 1, 2017 through March 31, 2017. This $0.015 increase over the previous quarter reflects the sixth consecutive increase in the distribution and represents annual growth of 6.6% over the prior year. This distribution was paid on May 8, 2017 to unitholders of record on April 28, 2017.

CONFERENCE CALL

On Tuesday, May 9, 2017 the Partnership will hold a conference call for analysts and investors at 10:00 a.m. Eastern Time to discuss our first quarter 2017 results.  Hosting the call will be Fred Boutin, Chief Executive Officer, Rob Fuller, Chief Financial Officer and Gregory Pound, Chief Operating Officer.  The call can be accessed live over the telephone by dialing (888) 401-4642, or for international callers, (719) 457-2552.  A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671.  The passcode for the replay is 9488673.  The replay will be available until May 16, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investor Information section.  A replay of the webcast will also be available for approximately seven days following the call.

ABOUT TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels.  Heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Among the key risk factors that could negatively impact our assumptions on future growth prospects and acquisitions include, without limitation, (i) our ability to identify suitable growth projects or acquisitions; (ii) our ability  to complete identified projects and acquisitions timely and at expected costs, (iii) competition for acquisition opportunities, and (iv)  the successful integration and performance of acquired assets or businesses and the risks of operating assets or businesses that are distinct from our historical operations. Key risk factors associated with the Collins terminal expansion include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) disruption in the debt and equity markets that negatively impacts the Partnership’s ability to finance capital spending, (iv) the occurrence of operational hazards, weather related events or unforeseen interruption; and (v) the failure of our customers or vendors to satisfy or continue contractual obligations.  Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 14, 2017. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

Gregory J. Pound, Chief Operating Officer

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a minimum amount of revenue.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which also results in a minimum amount of revenue.  We refer to these minimum amounts of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended
	March 31,
	2017	2016
Terminaling services fees:
Firm commitments	$32,064	$28,353
Variable	3,070	2,749
Total terminaling services fees	35,134	31,102
Pipeline transportation fees	1,716	1,441
Management fees and reimbursed costs	2,390	2,217
Other	5,610	5,866
Total revenue	$44,850	$40,626

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the quarter ended March  31, 2017 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$3,943	12%
1 year or more, but less than 3 years remaining	9,390	29%
3 years or more, but less than 5 years remaining	8,530	27%
5 years or more remaining	10,201	32%
Total firm commitments for the quarter ended March 31, 2017	$32,064

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

The following selected financial information is extracted from our quarterly report on Form 10-Q for the quarter ended March  31, 2017, which was filed on May 9, 2017 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended
	March 31,
	2017	2016
Income Statement Data
Revenue	$44,850	$40,626
Direct operating costs and expenses	(16,511)	(15,906)
General and administrative expenses	(3,971)	(3,878)
Earnings from unconsolidated affiliates	2,560	1,850
Operating income	15,400	11,707
Net earnings	12,954	8,710
Net earnings allocable to limited partners	10,111	6,654
Net earnings per limited partner unit—basic	$0.62	$0.41

	March 31,	December 31,
	2017	2016
Balance Sheet Data
Property, plant and equipment, net	$419,995	$416,748
Investments in unconsolidated affiliates	241,304	241,093
Goodwill	8,485	8,485
Total assets	696,530	689,694
Long-term debt	292,500	291,800
Partners’ equity	373,058	372,734

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Selected results of operations data for each of the quarters in the years ended December 31, 2017 and 2016 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2017	2017	2017	2017	2017
Revenue	$44,850	$—	$—	$—	$44,850
Direct operating costs and expenses	(16,511)	—	—	—	(16,511)
General and administrative expenses	(3,971)	—	—	—	(3,971)
Insurance expenses	(1,006)	—	—	—	(1,006)
Equity-based compensation expense	(1,817)	—	—	—	(1,817)
Depreciation and amortization	(8,705)	—	—	—	(8,705)
Earnings from unconsolidated affiliates	2,560	—	—	—	2,560
Operating income	15,400	—	—	—	15,400
Other expenses	(2,446)	—	—	—	(2,446)
Net earnings	$12,954	$—	$—	$—	$12,954

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Revenue	$40,626	$41,136	$40,638	$42,524	$164,924
Direct operating costs and expenses	(15,906)	(17,703)	(17,048)	(17,758)	(68,415)
General and administrative expenses	(3,878)	(3,446)	(3,605)	(3,171)	(14,100)
Insurance expenses	(895)	(912)	(969)	(1,305)	(4,081)
Equity-based compensation expense	(2,155)	(258)	(251)	(599)	(3,263)
Depreciation and amortization	(7,935)	(8,064)	(8,169)	(8,215)	(32,383)
Earnings from unconsolidated affiliates	1,850	2,130	2,960	3,089	10,029
Operating income	11,707	12,883	13,556	14,565	52,711
Other expenses	(2,997)	(2,573)	(1,671)	(1,364)	(8,605)
Net earnings	$8,710	$10,310	$11,885	$13,201	$44,106

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

January 1, 2017
through
March 31, 2017
Net earnings	$12,954
Depreciation and amortization	8,705
Earnings from unconsolidated affiliates	(2,560)
Distributions from unconsolidated affiliates	4,349
Equity-based compensation expense	1,817
Settlement of tax withholdings on equity-based compensation	(382)
Interest expense	2,152
Amortization of deferred financing costs	294
“Consolidated EBITDA” [1]	27,329
Interest expense	(2,152)
Unrealized gain on derivative instruments	(258)
Amortization of deferred financing costs	(294)
Amounts due under long-term terminaling services agreements, net	(98)
Project amortization of deferred revenue under GAAP	(51)
Project amortization of deferred revenue for DCF	452
Capitalized maintenance	(1,462)
“Distributable cash flow”, or DCF, generated during the period [1]	$23,466

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$14,592
Distribution coverage ratio [1]	1.61x

1    Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended March 31, 2017, which was filed with the Securities and Exchange Commission on May 9, 2017.  Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions of our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement.  We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

-END-

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com